Exhibit 99.1

February 2, 2006

Company Press Release

Source:	Sonic Innovations, Inc.

Contact:	Stephen L. Wilson	Samuel L. Westover
	Sr. Vice President and CFO	President and CEO
	801-365-2804	801-365-2800

SONIC INNOVATIONS ANNOUNCES RESULTS FOR FULL YEAR AND FOURTH QUARTER 2005

Net Sales Up 7% for the Year

Salt Lake City, Utah, February 2, 2006 — Sonic Innovations, Inc. (NASDAQ: SNCI), a leading producer of advanced digital hearing aids, today announced results for the full year and fourth quarter ended December 31, 2005.

Net sales were $105,041,000 in 2005, up 7% from net sales of $98,534,000 in 2004. The net loss was $19,608,000, or $0.92 per share, in 2005 compared to net income of $411,000, or $0.02 per share in 2004. The 2005 net loss included asset impairment and restructuring and other charges of $13,927,000, or $0.65 per share. For the full year 2005, North American sales of $43,309,000 were up 18%, European sales of $43,673,000 were down 3% and rest-of-world sales of $18,059,000 were up 8% compared to prior year levels.

Net sales were $24,612,000 in the fourth quarter 2005, down 3% from net sales of $25,434,000 in the fourth quarter 2004. The net loss was $9,104,000, or $0.42 per share, in the fourth quarter 2005 compared to a net loss of $1,141,000, or $0.05 per share, in the corresponding quarter in 2004. The fourth quarter 2005 net loss included asset impairment and restructuring and other charges of $6,986,000, or $0.32 per share. North American sales of $10,063,000 in the fourth quarter 2005 were up 10% compared to fourth quarter 2004 sales of $9,114,000 principally due to increased Canadian sales and a full quarter’s impact of sales at Tympany, which was purchased in December 2004. European sales of $10,275,000 in the fourth quarter 2005 were down 14% from fourth quarter 2004 sales of $11,933,000 primarily as a result of unfavorable foreign currency effects and decreased sales in the Netherlands. Rest-of-world sales of $4,274,000 in the fourth quarter 2005 were down 3% from fourth quarter 2004 sales of $4,387,000 primarily as a result of decreased Australian sales.

Gross profit of $12,969,000 in the fourth quarter 2005 was down 2% from gross profit of $13,277,000 in last year’s fourth quarter; however, gross margin of 52.7% in the fourth quarter 2005 was up from last year’s fourth quarter level of 52.2%. Operating expenses, excluding asset impairment and restructuring and other charges, in the fourth quarter 2005 of $16,114,000 increased 9% from operating expenses of $14,849,000 in last year’s fourth quarter mainly due to the acquisition of Tympany. Asset impairment and restructuring and other charges totaling $6,986,000 in the fourth quarter 2005 related to (i) write-downs of intangible assets of two of the Company’s subsidiaries of $1,756,000; (ii) restructuring and other charges, principally severance for personnel reductions and accruals for various legal and other matters, of $4,051,000; and (iii) a valuation allowance against deferred income tax assets of one of the Company’s subsidiaries of $1,179,000, which is recorded in income taxes.

Sam Westover, President and CEO, stated, “We have made a number of important changes in our operations and management to position the Company for profitable growth. We have restructured and reorganized elements of our hearing aid and diagnostics businesses to be more responsive to our customers’ needs. We are now well-positioned from an operational and cost standpoint. Additionally, we will be introducing new products in 2006 that will fuel revenue growth beginning in the second quarter.”

As of December 31, 2005, Sonic Innovations had cash and marketable securities, including restricted cash and marketable securities, of $16,265,000 and debt of $6,217,000.

Sonic Innovations designs, develops, manufactures and markets advanced digital hearing aids designed to provide the highest levels of satisfaction for hearing impaired consumers and proprietary auditory testing equipment.

This press release contains “forward-looking statements” as defined under securities laws, including statements concerning the timing of the introduction of new products and such products fueling revenue growth beginning in the second quarter. Actual results may differ materially and adversely from those described herein depending on a number of factors, including competitive pressures and the announcement or introduction of new products by our competitors; general economic and hearing aid market conditions; changes in government healthcare systems and reductions in reimbursement levels for hearing aids; demand for and market acceptance of our products; reductions in orders from larger customers and changes in our product or customer mix; delays in completing or introducing new products; difficulties in integrating and managing acquired operations that could result in poor performance and writedowns of acquired intangible assets; and other business factors beyond our control. For a more comprehensive list of the risks inherent in our business, please see “Factors That May Affect Future Performance” included in our Report on Form 10-K for the year ended December 31, 2004, and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, as filed with the Securities and Exchange Commission.

We undertake no obligation to revise our forward-looking statements to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.

The company will host a teleconference call in connection with this release on Thursday, February 2, 2006 at 3:00 p.m. Mountain Time (5:00 p.m. Eastern Time).

To participate in the conference call, please call toll free (866) 383-8003, or (617) 597-5330 outside the U.S., and ask to be connected to the Sonic Innovations teleconference. A live webcast will also be available through our website at www.sonici.com. You may also visit our website for an archive of prior press releases and earnings announcements.

If you wish to hear a digital playback of the call, please call (888) 286-8010 within the U.S., or (617) 801-6888 outside the U.S., and enter confirmation code 44559776 (available through February 7, 2006), or access the playback through our website.

Sonic Innovations, Inc.

Consolidated Statement of Operations Information

(In thousands, except per share data)

(Unaudited)

	Quarter ended December 31		Year ended December 31
	2005	2004	2005	2004
Net sales	$24,612	$25,434	$105,041	$98,534
Cost of sales	11,643	12,157	48,120	45,005
Asset impairment charge	—	—	694	—

Gross profit	12,969	13,277	56,227	53,529
Selling, general and administrative expense	13,974	12,559	56,236	43,368
Research and development expense	2,140	2,290	8,820	9,710
Asset impairment and restructuring and other charges	5,807	—	12,054	—

Operating profit (loss)	(8,952)	(1,572)	(20,883)	451
Other income, net	32	122	216	38

Income (loss) before income taxes	(8,920)	(1,450)	(20,667)	489
Income tax provision (benefit)	184	(309)	(1,059)	78

Net income (loss)	$(9,104)	$(1,141)	$(19,608)	$411

Basic earnings (loss) per common share	$(0.42)	$(0.05)	$(0.92)	$0.02

Diluted earnings (loss) per common share	$(0.42)	$(0.05)	$(0.92)	$0.02

Weighted average number of common shares outstanding:
Basic	21,530	20,975	21,382	20,733

Diluted	21,530	20,975	21,382	22,152

Note:	Income tax provision (benefit) in the fourth quarter and full year 2005 included an asset impairment charge related to a valuation allowance against deferred income tax assets of $1,179.

Sonic Innovations, Inc.

Consolidated Balance Sheet Information

(In thousands)

(Unaudited)

	December 31, 2005	December 31, 2004
Assets:
Cash and marketable securities	16,265	32,349
Accounts receivable	14,870	16,092
Inventories	10,234	9,799
Property and equipment	8,772	10,086
Goodwill and intangibles	33,825	42,300
Other	2,798	4,660

Total assets	86,764	115,286

Liabilities:
Accounts payable and accrued liabilities	23,519	25,759
Loan payable	6,217	8,525
Deferred revenue	7,257	9,899

Total liabilities	36,993	44,183
Shareholders’ equity:
Common stock	22	22
Additional paid-in capital	120,582	118,135
Accumulated deficit	(70,405)	(50,797)
Other	(428)	3,743

Total shareholders’ equity	49,771	71,103

Total liabilities and shareholders’ equity	86,764	115,286